UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 16, 2004

PRIME GROUP REALTY TRUST

(Exact name of registrant as specified in its charter)

MARYLAND	1-13589	36-4173047

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

77 West Wacker Drive, Suite 3900, Chicago, Illinois		60601

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 917-1300.

NOT APPLICABLE

(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS.

On April 16, 2004, the Company closed on the previously disclosed sale of its 33 West Monroe Street property. 33 West Monroe Street is an 852,075 square foot office building located in Chicago, Illinois.

The gross sales price was $69.6 million less a credit for $19.4 million, representing the sum of a portion of the amount in a Company leasing reserve escrow account and a credit for certain prepaid rent. After closing prorations and costs and the repayment in full of the first mortgage loan encumbering the property, the Company received net proceeds of approximately $8.8 million. An affiliate of the Company will continue to manage the property for the time being.

Prior to the closing of the sale, the Company provided substitute collateral to the lender which held the existing $11.5 million mezzanine loan relating to 33 West Monroe Street. The substitute collateral consisted of a pledge of ownership interests in the entity owning the Company’s 180 North LaSalle Street property. In connection with such pledge, the Company (i) funded an escrow of $750,000 to the first mortgage lender at 180 North LaSalle Street as additional collateral to secure any costs it may incur in the future relating to the mezzanine loan and (ii) agreed to maintain unrestricted cash balances and line of credit availability at the end of each calendar quarter equal to the outstanding principal amount of the mezzanine loan. The escrow will be released in the future in the event the term of the mezzanine loan is extended beyond November 15, 2009.

This Form 8-K filing contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words “believes”, “expects”, “anticipates”, “estimates”, and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company issued a Press Release on April 19, 2004 relating to the foregoing developments. A copy of the Press Release, which is hereby incorporated into this filing in its entirely, is attached to this Form 8-K as Exhibit No. 99.1.

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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits:

Exhibit No.	Description
99.1	Press Release of Prime Group Realty Trust dated April 19, 2004.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GROUP REALTY TRUST

Dated: April 19, 2004	By:	/S/ Stephen J. Nardi
Stephen J. Nardi Chairman

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